As filed with the Securities and Exchange Commission on November 19, 2007
Registration No. 333- 147009

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
RXi PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2834	20-8099512
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
One Innovation Drive
Worcester, Massachusetts 01605
(508) 767-3861
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Tod Woolf, Ph.D.
Chief Executive Officer
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, Massachusetts 01605
Phone: (508) 767-3861
Fax: (508) 767-3862
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Marc Rubenstein, Esq.	Benjamin S. Levin, Esq.	Dale E. Short, Esq.
Ropes & Gray LLP	CytRx Corporation	Troy & Gould Professional
One International Place	11726 San Vicente Boulevard, Suite 650	Corporation
Boston, MA 02110-2624	Los Angeles, CA 90049	1801 Century Park East, 16th Floor
Phone: (617) 951-7000	Phone: (310) 826-5648	Los Angeles, CA 90067
Fax: (617) 951-7050	Fax: (310) 826-6139	Phone: (310) 789-1259
Fax: (310) 789-1459

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 is being filed solely for the purpose of filing several exhibits and amending Item 16 of Part II to reflect such filings. No changes or additions are being made hereby to the preliminary prospectus which forms part of the Registration Statement or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II
Item 13. Other expenses of issuance and distribution
Item 14. Indemnification of officers and directors
Item 15. Recent sales of unregistered securities
Item 16. Exhibits and financial statement schedules
Item 17. Undertakings
Signatures
EXHIBIT INDEX
Ex-10.2 License Agreement between Cold Spring Harbor Laboratory and RXi Pharmaceuticals Corporation
Ex-10.3 Invention Disclosure Agreement between the University of Massachusetts Medical School and RXi Pharmaceuticals Corporation
Ex-10.4 Exclusive License Agreement (No.: UMMC 06-21-01) between the University of Massachusetts and RXi Pharmaceuticals Corporation
Ex-10.5 Exclusive License Agreement (No.: UMMC 03-68-02) between the University of Massachusetts and RXi Pharmaceuticals Corporation
Ex-10.6 Exclusive License Agreement (No.: UMMC 03-75-01) between the University of Massachusetts and RXi Pharmaceuticals Corporation
Ex-10.7 Non-Exclusive License Agreement (No.: UMMC 06-08-03) between the University of Massachusetts and RXi Pharmaceuticals Corporation
Ex-10.8 Non-Exclusive License Agreement, between CytRx Corporation and the University of Massachusetts Medical School (01-36)
Ex-10.9 Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School (02-01)
Ex-10.10 Amended and Restated Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School (03-05, 00-37, 01-31, 03-134, 93-09 and 02-38)
Ex-10.11 Exclusive license Agreement between CytRx Corporation and the University of Massachusetts Medical School ((03-17)
Ex-10.12 Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School (03-60)
Ex-10.13 Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School (03-33)
Ex-10.14 License Agreement between CytRx Corporation, Imperial College Innovations and Imperial College of Science and Technology, dated May 20, 2004
Ex-10.22 Lease between RXi Pharmaceuticals Corporation and Newgate Properties, LLC

PART II
Information not required in prospectus
Item 13. Other expenses of issuance and distribution
     The following table sets forth all expenses payable in connection with the sale of the common stock being registered. All the amounts shown are estimates, except the SEC registration fee and the NASDAQ Capital Market listing fees.

Total
SEC registration fee		$338.92
NASDAQ Capital Market listing fee		$5,000.00
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent and registrar fees and expenses	$
Miscellaneous fees and expenses	$

Total	$
Item 14. Indemnification of officers and directors
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
     Our certificate of incorporation provides that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.
     We have provided, consistent with the Delaware General Corporation Law, in our certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.
     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.
Item 15. Recent sales of unregistered securities
     Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.
Common Stock
     On April 3, 2006, the following transactions took place: (i) CytRx contributed $500 in exchange for approximately 356,201 shares of our common stock; and (ii) each of Tariq Rana Ph.D., Gregory Hannon, Ph.D., Michael Czech, Ph.D. and Craig C. Mello, Ph.D. contributed $445 in exchange for 317,019 shares of our common stock. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.
     On January 8, 2007, CytRx assigned and contributed to us substantially all of its RNAi-related technologies and assets and we assumed primary responsibility for all future payments to UMMS and other obligations under the contributed licenses and assets in exchange for our issuance to CytRx 7,040,318 shares of our common stock, with a value of approximately $17.2 million. This transaction was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D, a safe harbor for private placement offerings promulgated under Section 4(2) of the Securities Act. The safe harbor was available for the issuance under Regulation D because of CytRx’s qualification as an accredited investor (as defined in the Securities Act).
     On January 10, 2007, we sold a total of 462,112 shares of our common stock to UMMS in exchange for certain licenses with an aggregate valuation equal to $2,400,000. These transactions were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D, a safe harbor for private placement offerings promulgated under Section 4(2) of the Securities Act. The safe harbor was available for the issuance under Regulation D because of UMMS’s qualification as an accredited investor (as defined in the Securities Act).
     On April 30, 2007, CytRx contributed funds in the amount of $17,000,000 in exchange for 3,273,292 shares of our common stock and the cancellation of our account payable to CytRx in the amount of approximately $2,000,000. This transaction was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D, a safe harbor for private placement offerings promulgated under Section 4(2) of the Securities Act. The safe harbor was available for the issuance under Regulation D because of CytRx’s qualification as an accredited investor (as defined in the Securities Act).
     Pursuant to a common stock offering approved by the Board of Directors on May 23, 2007, Mark J. Ahn, Ph.D., Stephen S. Galliker and Sanford J. Hillsberg each entered into a Subscription Agreement with us and each subscribed for and purchased 10,000 shares of our common stock for the purchase price of $5.00 per share. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.
     In September 2007, the actual expenses incurred by CytRx were finally determined to be approximately $3,000,000, and on September 25, 2007, we issued to CytRx 188,387 shares of our common stock as reimbursement of expenses incurred in excess of the $2,000,000 account payable cancelled by CytRx on April 30, 2007 (described above), pursuant to terms set forth in that certain Contribution Agreement between us and CytRx, dated April 30, 2007. This transaction was exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D, a safe harbor for private placement offerings promulgated under Section 4(2) of the Securities Act. The safe harbor was available for the issuance under Regulation D because of CytRx’s qualification as an accredited investor (as defined in the Securities Act).
Options
     On May 23, 2007, we issued to employees, directors and scientific advisory board members 1,176,797 shares of common stock upon the exercise of stock options at a price of $5.00 per share under our 2007 Incentive Plan. The issuance of stock options and the common stock issuable upon the exercise of such options were issued pursuant to a written compensatory plan in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.
     On July 11, 2007, we issued to Dmitry Samarsky, our Vice President of Technology and Business Development, 105,561 shares of common stock upon the exercise of stock options at a price of $5.00 per share under our 2007 Incentive Plan. The issuance of such stock options and the common stock issuable upon the exercise of such options were issued pursuant to a written compensatory plan in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. Mr. Samarsky received adequate information about us or had access, through employment or other relationships, to such information.
     On August 16, 2007, we issued to certain employees 80,835 shares of common stock upon the exercise of stock options at a price of $5.00 per share under our 2007 Incentive Plan. The issuance of stock options and the common stock issuable upon the exercise of such options were issued pursuant to a written compensatory plan in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.
     On October 18, 2007, we issued to certain employees, 146,000 shares of common stock upon the exercise of stock options at a price of $5.00 per share under our 2007 Incentive Plan. The issuance of stock options and the common stock issuable upon the exercise of such options were issued pursuant to a written compensatory plan in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.
Item 16. Exhibits and financial statement schedules
(a) Exhibits

Exhibit Number	Description

2.1	Contribution Agreement between CytRx Corporation and RXi Pharmaceuticals Corporation, dated January 8, 2007(1)

2.2	Contribution Agreement between CytRx Corporation and RXi Pharmaceuticals, dated April 30, 2007(1)

2.3	Reimbursement Agreement between CytRx Corporation and RXi Pharmaceuticals, dated January 8, 2007(1)

3.1	Form of Amended and Restated Certificate of Incorporation of RXi Pharmaceuticals Corporation(1)

3.2	Form of Amended and Restated By-laws of RXi Pharmaceuticals Corporation(1)

4.1	Specimen common stock certificate(3)

Exhibit Number	Description

4.2	Stockholder Agreement between CytRx Corporation, RXi Pharmaceuticals Corporation, the other Stockholders and the Scientific Advisory Board Members, dated February 23, 2007(1)

4.3	Exhibit A to Contribution Agreement—Registration Rights Terms between CytRx Corporation and RXi Pharmaceuticals Corporation, dated April 30, 2007(1)

4.4	Annex I to Form of Subscription Agreement — Registration Rights Terms between RXi Pharmaceuticals Corporation and Stephen Galliker, Mark Ahn and Sanford Hillsberg(1)

5.1	Opinion of Ropes & Gray, LLP, counsel to the Registrant, with respect to the legality of securities being registered(3)

10.1	Voting Agreement between CytRx Corporation and the University of Massachusetts Medical School, dated January 10, 2007(1)

10.2	License Agreement between Cold Spring Harbor Laboratory and RXi Pharmaceuticals Corporation, dated March 15, 2007+(2)

10.3	Invention Disclosure Agreement between the University of Massachusetts Medical School and RXi Pharmaceuticals Corporation, dated January 8, 2007(2)

10.4	Exclusive License Agreement (No.: UMMC 06-21-01) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.5	Exclusive License Agreement (No.: UMMC 03-68-02) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.6	Exclusive License Agreement (No.: UMMC 03-75-01) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.7	Non-Exclusive License Agreement (No.: UMMC 06-08-03) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.8	Non-Exclusive License Agreement, between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 01-36, dated April 15, 2003, as amended February 1, 2004+(2)

10.9	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 02-01, dated April 15, 2003, as amended September 10, 2004+(2)

10.10	Amended and Restated Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-05, 00-37, 01-31, 03-134, 93-09 and 02-38, dated September 15, 2003, as amended September 17, 2003 and February 1, 2004+(2)

10.11	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-17, dated April 15, 2003, as amended January 7, 2004 and February 1, 2004+(2)

10.12	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-60, dated April 15, 2003 as amended February 1, 2004+(2)

Exhibit Number	Description

10.13	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-33, and all amendments thereto, dated May 18, 2006+(2)

10.14	License Agreement between CytRx Corporation, Imperial College Innovations Limited and Imperial College of Science and Technology, dated May 20, 2004+(2)

10.15	Employment Agreement between RXi Pharmaceuticals Corporation and Tod Woolf, Ph.D., dated February 22, 2007*(1)

10.16	Employment Agreement between RXi Pharmaceuticals Corporation and Pamela Pavco, dated March 7, 2007*(1)

10.17	Employment Agreement between RXi Pharmaceuticals Corporation and Dmitry Samarsky, dated June 25, 2007*(1)

10.18	Employment Agreement between RXi Pharmaceuticals Corporation and Stephen J. DiPalma, dated August 28, 2007*(1)

10.19	RXi Pharmaceuticals Corporation’s 2007 Incentive Plan*(1)

10.20	Form of Incentive Stock Option*(1)

10.21	Form of Non-qualified Stock Option*(1)

10.22	Lease between RXi Pharmaceuticals Corporation and Newgate Properties, LLC for One Gateway Place, Worcester, Massachusetts, 01605, dated September 25, 2007(2)

23.1	Consent of BDO Seidman, Independent Registered Public Accounting Firm(1)

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)(3)

24.1	Power of Attorney (included on page II-6)(1)

(1)	Previously filed.

(2)	Filed herewith.

(3)	To be filed by amendment.

*	Indicates a management contract or compensatory plan or arrangement.

+	Confidential treatment has been requested or granted for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission.
(b) Financial Statement Schedules
     All financial statement schedules are omitted because they are not applicable, not required or the information is indicated elsewhere in the consolidated financial statements or the notes thereto.
Item 17. Undertakings
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, Commonwealth of Massachusetts, on November 19, 2007.

RXi PHARMACEUTICALS CORPORATION
By:	/s/ Tod Woolf
Tod Woolf, Ph.D.
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Tod Woolf	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2007

Tod Woolf, Ph.D.

/s/ Stephen J. DiPalma	Chief Financial Officer (Principal Financial and	November 19, 2007

Stephen J. DiPalma	Accounting Officer)

*	Director	November 19, 2007

*	Director	November 19, 2007

*	Director	November 19, 2007

*	Director	November 19, 2007

*	Director	November 19, 2007

*By:	/s/ Stephen J. DiPalma
Stephen J. DiPalma
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Contribution Agreement between CytRx Corporation and RXi Pharmaceuticals Corporation, dated January 8, 2007(1)

2.2	Contribution Agreement between CytRx Corporation and RXi Pharmaceuticals, dated April 30, 2007(1)

2.3	Reimbursement Agreement between CytRx Corporation and RXi Pharmaceuticals, dated January 8, 2007(1)

3.1	Form of Amended and Restated Certificate of Incorporation of RXi Pharmaceuticals Corporation(1)

3.2	Form of Amended and Restated By-laws of RXi Pharmaceuticals Corporation(1)

4.1	Specimen common stock certificate(3)

4.2	Stockholder Agreement between CytRx Corporation, RXi Pharmaceuticals Corporation, the other Stockholders and the Scientific Advisory Board Members, dated February 23, 2007(1)

4.3	Exhibit A to Contribution Agreement—Registration Rights Terms between CytRx Corporation and RXi Pharmaceuticals Corporation, dated April 30, 2007(1)

4.4	Annex I to Form of Subscription Agreement — Registration Rights Terms between RXi Pharmaceuticals Corporation and Stephen Galliker, Mark Ahn and Sanford Hillsberg(1)

5.1	Opinion of Ropes & Gray, LLP, counsel to the Registrant, with respect to the legality of securities being registered(3)

10.1	Voting Agreement between CytRx Corporation and the University of Massachusetts Medical School, dated January 10, 2007(1)

10.2	License Agreement between Cold Spring Harbor Laboratory and RXi Pharmaceuticals Corporation, dated March 15, 2007+(2)

10.3	Invention Disclosure Agreement between the University of Massachusetts Medical School and RXi Pharmaceuticals Corporation, dated January 8, 2007(2)

10.4	Exclusive License Agreement (No.: UMMC 06-21-01) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.5	Exclusive License Agreement (No.: UMMC 03-68-02) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.6	Exclusive License Agreement (No.: UMMC 03-75-01) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

10.7	Non-Exclusive License Agreement (No.: UMMC 06-08-03) between the University of Massachusetts and RXi Pharmaceuticals Corporation, dated January 10, 2007+(2)

Exhibit Number	Description

10.8	Non-Exclusive License Agreement, between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 01-36, dated April 15, 2003, as amended February 1, 2004+(2)

10.9	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 02-01, dated April 15, 2003, as amended September 10, 2004+(2)

10.10	Amended and Restated Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-05, 00-37, 01-31, 03-134, 93-09 and 02-38, dated September 15, 2003, as amended September 17, 2003 and February 1, 2004+(2)

10.11	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-17, dated April 15, 2003, as amended January 7, 2004 and February 1, 2004+(2)

10.12	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-60, dated April 15, 2003 as amended February 1, 2004+(2)

10.13	Exclusive License Agreement between CytRx Corporation and the University of Massachusetts Medical School related to UMMS disclosure number 03-33, and all amendments thereto, dated May 18, 2006+(2)

10.14	License Agreement between CytRx Corporation, Imperial College Innovations Limited and Imperial College of Science and Technology, dated May 20, 2004+(2)

10.15	Employment Agreement between RXi Pharmaceuticals Corporation and Tod Woolf, Ph.D., dated February 22, 2007*(1)

10.16	Employment Agreement between RXi Pharmaceuticals Corporation and Pamela Pavco, dated March 7, 2007*(1)

10.17	Employment Agreement between RXi Pharmaceuticals Corporation and Dmitry Samarsky, dated June 25, 2007*(1)

10.18	Employment Agreement between RXi Pharmaceuticals Corporation and Stephen J. DiPalma, dated August 28, 2007*(1)

10.19	RXi Pharmaceuticals Corporation’s 2007 Incentive Plan*(1)

10.20	Form of Incentive Stock Option*(1)

10.21	Form of Non-qualified Stock Option*(1)

10.22	Lease between RXi Pharmaceuticals Corporation and Newgate Properties, LLC for One Gateway Place, Worcester, Massachusetts, 01605, dated September 25, 2007(2)

23.1	Consent of BDO Seidman, Independent Registered Public Accounting Firm(1)

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)(3)

24.1	Power of Attorney (included on page II-6)(1)

(1)	Previously filed.

(2)	Filed herewith.

(3)	To be filed by amendment.

*	Indicates a management contract or compensatory plan or arrangement.

+	Confidential treatment has been requested or granted for certain portions which have been blanked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission.